AMENDMENT
TO
SHAREHOLDER RIGHTS AGREEMENT

This Amendment to Shareholder Rights Agreement (the “Amendment”) is effective as of June 1, 2011, by and between Albany Molecular Research, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC (the “Rights Agent”).

WITNESSETH:

WHEREAS, the Company is party to that certain Shareholder Rights Agreement, dated as of September 18, 2002 (the “Rights Agreement”), with the Rights Agent.  All capitalized terms used herein and not otherwise defined shall having the meaning ascribed to them in the Rights Agreement; and

WHEREAS, the Company now desires to amend the Rights Agreement as set forth in this Amendment, and pursuant to Section 27 of the Rights Agreement, the Board of Directors of the Company hereby directs that the Rights Agreement should be amended as set forth in this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1.          Amendments to Section 1. Section 1(d) of the Rights Agreement is hereby amended and restated in its entirety as follows:

(d)	A Person shall be deemed the “Beneficial Owner” of, and shall be deemed to “Beneficially Own” and have “Beneficial Ownership” of, any securities:

(i)
which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, Beneficially Owns (as determined pursuant to Rule 13d-3 of the Rules under the Exchange Act, as in effect on the date of this Agreement);

(ii)	which such Person or any of such Person’s Affiliates or Associates, directly or indirectly, has:

(A)
the right to acquire (whether or not such right is exercisable immediately or only after the passage of time or upon the satisfaction of any conditions or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants or options, or otherwise; provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “Beneficially Own” or have “Beneficial Ownership” of, (1) securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (2) securities issuable upon exercise of these Rights at any time prior to the occurrence of a Triggering Event; or (3) securities issuable upon exercise of Rights from and after the occurrence of a Triggering Event, which Rights were acquired by such Person or any of such Person’s Affiliates or Associates prior to the Distribution Date or pursuant to Sections 3(a), 11(i) or 22 hereof; or

(B)
the right to vote pursuant to any agreement, arrangement or understanding (whether or not in writing); provided, however, that a Person shall not be deemed the “Beneficial Owner” of, or to “Beneficially Own” or have “Beneficial Ownership” of, any security under this clause (B) if the agreement, arrangement or understanding to vote such security (1) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the Rules of the Exchange Act and (2) is not also then reportable by such person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

(C)
the right to dispose of pursuant to any agreement, arrangement or understanding (whether or not in writing) (other than customary arrangements with and between underwriters and selling group members with respect to a bona fide public offering of securities); or

(iii)
which are Beneficially Owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person’s Affiliates or Associates has any agreement, arrangement or understanding (whether or not in writing) (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (B) of Section 1(d)(ii) hereof) or disposing of any securities of the Company;

provided, however, that (1) no Person engaged in business as an underwriter of securities shall be deemed the Beneficial Owner of any securities acquired through such Person’s participation as an underwriter in good faith in a firm commitment underwriting until the expiration of forty (40) days after the date of such acquisition, and (2) no Person who is a director or an officer of the Company shall be deemed, as a result of his or her position as director or officer of the Company, the Beneficial Owner of any securities of the Company that are Beneficially Owned by any other director or officer of the Company and  (3) Thomas E. D'Ambra shall not be deemed to Beneficially Own any shares of Common Stock of the Company underlying any equity awards granted to Dr. D'Ambra from and after March 23, 2011, by the Board of Directors of the Company or the Compensation Committee thereof or any shares of Common Stock of the Company acquired by Dr. D'Ambra upon the vesting or exercise of such awards to the extent that such Beneficial Ownership would cause Dr. D'Ambra to be an Acquiring Person under this Agreement.

For all purposes of this Agreement, the phrase “then outstanding,” when used with reference to the percentage of the then outstanding securities Beneficially Owned by a Person, shall mean the number of securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to Beneficially Own hereunder.

2.          Effectiveness.  This Amendment shall be deemed effective as of the date first above written, as if executed on such date.  Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3.          Governing Law.  This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.  The courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) shall have sole and exclusive jurisdiction over any litigation arising out of or relating to this Agreement and the transactions contemplated hereby, except with regard to any litigation arising out of or relating solely to the rights, duties or obligations of the Rights Agent which shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

4.          Counterparts.  This Amendment may be executed in any number of counterparts, which shall for all purposes be deemed an original, and all such counterparts together shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ALBANY MOLECULAR RESEARCH, INC.

Attest:

/s/ Lori Henderson		By:	/s/	Mark T. Frost
Name:	Lori Henderson	Name:		Mark T. Frost
Title:	General Counsel	Title:		CFO/Treasurer
Officer

MELLON INVESTOR SERVICES LLC,
as Rights Agent

Attest:

/s/ Margaret B. Lloyd	By:	/s/	John J. Boryczki
Name: Margaret B. Lloyd	Name:		John J. Boryczki
Title: Relationship Manager	Title:		Relationship Manager

[Signature Page to Amendment to Rights Agreement]